EXHIBIT 5.1

February 25, 2005

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, California 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Axesstel, Inc., a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 7,090,326 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes:

(1) up to 1,009,817 shares of Common Stock reserved for issuance upon the exercise of certain options issued pursuant to the 2001 Stock Option Plan (the “2001 Plan”) of Axesstel, Inc., a California corporation (“Axesstel California”), and assumed by the Company in connection with a certain corporate combination in August 2002 with Axesstel California;

(2) up to 442,000 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s September 2002 Stock Option Plan (the “September 2002 Plan”), or, to the extent such options terminate without being exercised, to become automatically available and reserved for issuance under the Axesstel, Inc. 2004 Equity Incentive Plan, as amended (the “2004 Plan”);

(3) up to 723,751 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s March 2003 Stock Option Plan (the “March 2003 Plan”), or, to the extent such options terminate without being exercised, to become automatically available and reserved for issuance under the 2004 Plan;

(4) up to 845,151 shares of Common Stock reserved for issuance upon the exercise of options issued under the Company’s September 2003 Stock Option Plan (the “September 2003 Plan” and, together with the September 2002 Plan and the March 2003 Plan, the “Pool Plans”), or, to the extent such options terminate without being exercised, to become automatically available and reserved for issuance under the 2004 Plan;

February 25, 2005

(5) up to 3,830,509 shares of Common Stock reserved for issuance under the 2004 Plan, comprised of (i) 1,819,607 shares of Common Stock currently available and reserved for issuance under the 2004 Plan; and (ii) up to 2,010,902 shares of Common Stock currently reserved for issuance upon the exercise of options issued under the Pool Plans but which will become reserved for awards to be granted under the 2004 Plan to the extent such options terminate without being exercised (as noted in paragraphs (2), (3) and (4) next above); and

(6) up to 2,250,000 shares of Common Stock (the “Evergreen Shares”), which represent the maximum number of shares of Common Stock which may be added to the 2004 Plan in 2006, 2007 and 2008 pursuant to a provision in the 2004 Plan which provides for automatic annual increases in the number of shares reserved for issuance thereunder of up to 750,000 shares per annum or such lesser amount as determined by the Board of Directors of the Company (the “Board”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the assumption of options and option agreements under the 2001 Plan and the authorization and adoption of the Pool Plans and the 2004 Plan (together, the “Company Plans”), certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the stock certificates to be issued to represent the Shares (collectively, the “Share Certificates”) conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates will be properly executed by the Company and countersigned by the transfer agent and registrar therefor in accordance with Section 78.235 of the Nevada Revised Statutes and Section 1 of Article V of the Amended and Restated Bylaws of the Company, (iii) shares currently reserved will remain available for the issuance of the Shares, (iv) the Board will not permit the number of Evergreen Shares added to the 2004 Plan on January 1 of 2006, 2007 and 2008 to exceed the number of available authorized shares of Common Stock, (v) the Company will reserve any Evergreen Shares added to the 2004 Plan on January 1 of 2006, 2007 and 2008 for issuance under the 2004 Plan, and (vi) neither the Company’s charter documents nor any of the proceedings relating to the 2001 Plan or the Company Plans, or any of the option agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued, executed and delivered by the Company in accordance with the terms of the of the 2001 Plan or the applicable Company Plan, and the stock option or

February 25, 2005

other agreements provided for under the respective plans, including without limitation payment in full of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Private Corporations Act of the State of Nevada (Chapter 78 of Title 7 of the Nevada Revised Statutes), the applicable provisions of the Nevada Constitution and the reported decisions of the Nevada courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the 2001 Plan, the Company Plans or the Registration Statement.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP